                                                                      Exhibit 23





                    CONSENT OF INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Mazel Stores, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 333-32275 on Form S-8 of Mazel Stores, Inc. of our report dated March 16, 1998, relating to the consolidated balance sheets of Mazel Stores, Inc. and subsidiaries as of January 31, 1998 and January 25, 1997 and the related consolidated statements of operations, stockholders' equity and partners' capital, and cash flows for each of the years in the three-year period ended January 31, 1998, which report appears in the January 31, 1998 Form 10-K of Mazel Stores, Inc.



KPMG Peat Marwick LLP
Cleveland, Ohio


April 30, 1998